Issuer Free Writing Prospectus

November 16, 2018

Filed Pursuant to Rule 433

Registration No. 333-227683

Corporate Update and Public Offering

Arcimoto’s mission is to help catalyze the shift to a sustainable transportation system. We started 11 years ago, on a quest to find the sweet spot for next-generation daily mobility. Over eight generations of product development, we invented the Fun Utility Vehicle, an incredibly efficient, affordable, joyful electric ride, suitable for a wide range of driving experiences.

Each quarter, we provide a video update alongside our quarterly report, in order to offer our stakeholders additional insight:

<- Watch Arcimoto’s 2018 Q3 Update Video: ->

Arcimoto concurrently filed its Q3 2018 financial results, corporate update, and a prospectus for its first public offering since listing on Nasdaq in September, 2017. The press release and documents are linked below:

<ICON – PDF> “FUV Q3 2018 Earnings Press Release”

<ICON – PDF> “FUV Q3 2018 10-Q”

<ICON – PDF> “FUV Form S-3 Shelf (Effective)”

<ICON – PDF> “FUV Form S-3 Preliminary Prospectus Supplement”

Arcimoto reaffirmed guidance of ramping up Retail Series production during 2019, assuming the Company is able to raise sufficient capital.

S-3 Shelf Offering Summary:

Issuer: Arcimoto, Inc. (Nasdaq:FUV)

Maximum number of shares: 2,500,000

Share price: $3.00

Equity type: Common stock

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Arcimoto, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling (541) 683-6293 or emailing investor@arcimoto.com.